As filed with the Securities and Exchange Commission on June 28, 2005.
Registration No. 333-39076

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFE PARTNERS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas (State of Incorporation)	74-2962475 (I.R.S. Employer Identification No.)

204 Woodhew
Waco, Texas 76712
(Address of principal executive offices)

LIFE PARTNERS HOLDINGS, INC. OMNIBUS EQUITY COMPENSATION PLAN
(Full title of the Plan)

R. Scott Peden Life Partners Holdings, Inc. 204 Woodhew Waco, Texas 76712 (254) 751-7797 (Name and address of agent for service)	with copies of communications to: Gary W. Derrick, Esq. Derrick & Briggs, LLP Chase Center, 28th Floor 100 N. Broadway Ave. Oklahoma City, Oklahoma 73102-8831 405-235-1900

Explanatory Note

         Life Partners Holdings, Inc. (“We” or “Life Partners”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2005, for the purpose of amending the Consent of Murrell, Hall, McIntosh & Co., PLLP (formerly Gray & Northcutt, Inc.) filed as Exhibit 23.3 and updating the Part II information.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities

   Transfer Agent And Registrar

         The transfer agent and registrar for our common stock is Executive Registrar & Transfer Agency, Inc., Englewood, Colorado.

   Listing

         Our stock is traded on the Nasdaq Small Cap Market under the symbol “LPHI”.

Item 6. Indemnification of Directors and Officers.

         Texas law, our Articles of Incorporation and Bylaws contain provisions for indemnification of our directors and officers.

         Article 2.02-1 of the Texas Business Corporation Act, or TBCA, provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and it is reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). The TBCA provides that a corporation may advance expenses incurred by a director in defending a suit or similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, by-laws, action of board of directors, a contract or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Article 2.02-1 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

         Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, or TMCLA, provides that a corporation’s articles of incorporation may limit or eliminate the directors’ liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

         Similarly, Article IX.4 of our Articles of Incorporation states that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (a) a breach of the director’s duty of loyalty to the Registrant or its shareholders, (b) an act or omission not in good faith or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) an act or omission for which the liability for the director is expressly provided for by statute, or (d) a transaction from which the director received an improper benefit.

         Article X of our Articles of Incorporation states that we shall indemnify our directors and officers for costs they incur in defending themselves against any proceeding, whether civil, criminal, administrative, or other, brought against them in their capacity as a director or officer. We are not obligated to indemnify directors or officers for (a) their negligence or misconduct, whether adjudicated or determined by independent counsel or other manner fixed by the Board, or (b) their liability to us. This indemnification provision is not exclusive.

         Our Bylaws also provide for the indemnification of our directors and officers. Section 8.07 of our Bylaws provides that, subject to certain conditions, we shall indemnify the directors and officers who are successful on the merits of the action or acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, our best interests, and in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification would cover expenses reasonably incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement.

         If the claim against the directors or officers is made by us or in our name, we will not indemnify the directors or officers for their negligence or misconduct, unless a court determines that the directors or officers are fairly and reasonably entitled to indemnification. Determining whether the directors or officers have met the standard of conduct is the responsibility of the disinterested directors (those not named in the claim), independent legal counsel, or the shareholders.

         The Board may authorize the payment of expenses in advance of an adjudication or settlement. An advance payment must be accompanied by an undertaking from the directors or officers to repay the advances if they are subsequently determined not to have met the required standard of conduct. The indemnification provisions apply to current directors and officers as well as former directors and officers.

         Our Bylaws provides that we may purchase and maintain insurance covering the directors and officers. We have not done so to date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, State of Texas, on June 28, 2005.

LIFE PARTNERS HOLDINGS, INC. By: /s/ Brian D. Pardo ——————————————— Brian D. Pardo President and Chief Executive Officer

POWER OF ATTORNEY

         Each of the undersigned officers and directors of Life Partners Holdings, Inc., a Texas corporation, do hereby constitute and appoint Brian D. Pardo and R. Scott Peden, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Brian D. Pardo ——————————————	President, Principal Executive	June 28, 2005
Brian D. Pardo	Officer, and Director

/s/ Nina Piper ——————————————	Treasurer	June 28, 2005
Nina Piper

/s/ R. Scott Peden ——————————————	Secretary, Director	June 28, 2005
R. Scott Peden

/s/ Tad Ballantyne ——————————————	Director	June 28, 2005
Tad Ballantyne

/s/ Jacqueline Davis ——————————————	Director	June 28, 2005
Jacqueline Davis

/s/ Fred Dewald ——————————————	Director	June 28, 2005
Fred Dewald

EXHIBIT INDEX

Exhibit Number	Description	Page
23.2	Consent of Hendricks, Graves and Associates, LLP (1)

23.3	Consent of Murrell, Hall, McIntosh & Co., PLLP	7

99.1	Life Partners Holdings, Inc. Omnibus Equity Compensation Plan (1)

(1)	These exhibits were filed with our Form S-8 Registration Statement (No. 333-39076) filed on June 12, 2000, and are incorporated by reference herein.